Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
August 16, 2004	Craig Renner
301-843-8600

ACPT REPORTS INCREASED NET INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2004

ST. CHARLES, MD.-American Community Properties Trust (ACPT) (AMEX, PSE:APO) today reported net income of $2,713,000, or $0.52 per share, on revenue of $30,350,000 for the six months ended June 30, 2004. This compares to net income of $2,079,000, or $.40 per share, on revenue of $25,748,000 for the six months ended June 30, 2003.

For the quarter ended June 30, 2004, the Company reported net income of $1,482,000, or $0.29 per share, on revenues of $16,270,000. This compares to a net income of $1,687,000, or $0.32 per share, on revenues of $15,727,000 for the same period in 2003.

J. Michael Wilson, Chairman and Chief Executive Officer, indicated that the first half of the year's strong revenue base and operating cash flows of $9,612,000 are reflective of positive activity within our community development operations in our U.S. and Puerto Rico segments. During the second quarter, the Company sold 2.4 acres of commercial land in Parque Escorial to a third party developer for $2.7 million with no comparable sale for the same period in the previous year. Also during the second quarter, the Company sold twenty-two residential lots in the master planned community of Fairway Village to U.S. Home Corporation as part of the March 4, 2004 agreement between the two companies. As of June 30, 2004, there were thirty-six residential lots available for delivery in Fairway Village with an aggregate sales price of $3.2 million.

"Our earnings during the second quarter of 2004 were strong, but were slightly lower than our results for the same period in 2003," said Edwin L. Kelly, President and Chief Operating Officer. Mr. Kelly notes that the effect of the increase in our second quarter's land sales was offset by the substantial sell-out of the homes in the Brisas de Parque Escorial community early in 2004 resulting in 46% less sales revenue than that earned during the second quarter of 2003. The Company reported closing on twenty-two units during the second quarter, generating $4.0 million in home sales revenue. For the six months ended June 30, 2004, the Company reported closing on fifty-two units generating $9.3 million in revenue from its Puerto Rico homebuilding operations. Settlement on two of the remaining three units in the community were completed shortly after the end of the quarter.

In April, the Company commenced construction of its next section of condominiums, Torres del Escorial, a 160-unit condominium property built in a four-tower complex. "Torres del Escorial will offer some of the highest quality condominiums in Parque Escorial, and add to its growing reputation for providing quality homes in an outstanding community." The Company projects delivery of the first units from Torres del Escorial in the third quarter of 2005.

ACPT's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO). When filed, ACPT's Form 10-Q will be available via the Internet at http://www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate industry and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-Q on file with the Securities and Exchange Commission.

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AMERICAN COMMUNITY PROPERTIES TRUST

Financial Highlights (Unaudited)

	For the Six Months Ended		For the Three Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03

Revenues	$30,350,000	$25,748,000	$16,270,000	$15,727,000

Expenses	24,986,000	21,248,000	13,265,000	12,525,000

Depreciation & amortization	1,484,000	1,300,000	742,000	673,000

Income before provision for income taxes and minority interest	3,880,000	3,200,000	2,263,000	2,529,000

Provision for income taxes	1,146,000	995,000	695,000	786,000

Income before minority interest	2,734,000	2,205,000	1,568,000	1,743,000

Minority interest	(21,000)	(126,000)	(86,000)	(56,000)

Net income	$2,713,000	$2,079,000	$1,482,000	$1,687,000

Net income per share - basic and diluted	$0.52	$0.40	$0.29	$0.32

Weighted average shares outstanding-basic	5,192,000	5,192,000	5,192,000	5,192,000

Weighted average shares outstanding-diluted	5,192,000	5,205,000	5,192,000	5,205,000

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